Exhibit 10.2

TENDER AND SUPPORT AGREEMENT

THIS TENDER AND SUPPORT AGREEMENT dated as of January 9, 2011 (this “Agreement”), by and among (i) Playboy Enterprises, Inc., a Delaware corporation (the “Company”) and (ii) the stockholders of the Company and their affiliates signatory hereto (each a “Stockholder” and collectively the “Stockholders”).

WHEREAS, each Stockholder is the beneficial and record owner of the number of shares of Class A common stock of the Company (“Class A Common Stock”), par value one cent ($.01), set forth opposite the name of such Stockholder on Schedule 1 hereto (together with any shares of Class A Common Stock acquired or purchased by such Stockholder after the date of this Agreement and any other New Shares (as defined below), the “Owned Shares”);

WHEREAS, the Board of Directors of the Company (the “Board”) has established a special committee (the “Committee”) to evaluate, consider, review and respond to any proposal that has been or may be received by the Company, the Board or the Committee (an “Offer” or the “Offers”) for an acquisition of, or other business combination with, the Company (any such transaction, a “Transaction”); and

WHEREAS, to support and facilitate the Company entering into the Merger Agreement related to the Transaction identified on Exhibit A hereto (the “Subject Offer”), constituting a Recommended Third Party Offer (as defined below), each Stockholder has agreed to take the actions and refrain from other actions each as described in this Agreement.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party, the receipt of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows. Certain capitalized terms used herein are defined in ARTICLE V below.

ARTICLE I.

Restrictions on Transfer

Section 1.01 Restriction on Transfer. During the Term (as defined below), except for any action required or permitted pursuant to this Agreement, each Stockholder shall not, directly or indirectly, (i) offer, sell, transfer, tender, pledge, encumber, create a Lien, assign, hypothecate or otherwise dispose of, or enter into any contract, option, Constructive Sale (as defined below) or other agreement, arrangement or understanding with respect to the offer, sale, transfer, tender, pledge, encumbrance, assignment, hypothecation or other disposition of, any or all of the Owned Shares held beneficially or of record by such Stockholder, or grant any proxy, power of attorney or other authorization or consent in or with respect to any of its Owned Shares that would be inconsistent with such Stockholder’s obligations under this Agreement (any such action, a “Transfer”); or (ii) enter into any swap, hedge or other agreement, arrangement or understanding that transfers, in whole or in part, any of the economic consequences of voting rights or ownership of the Owned Shares, or (iii) commit or agree to take or publicly announce an intention to commit or agree to take any of the foregoing actions. Any purported Transfer not permitted under this Section 1.01 shall be null and void.

Section 1.02 Additional Shares. Each Stockholder agrees that, in the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of the Common Stock affecting the Owned Shares held beneficially or of record by such Stockholder, or (ii) that after the date of this Agreement such Stockholder purchases or otherwise acquires or obtains beneficial or record ownership of or an interest in any Common Stock (any such shares referred to in the foregoing clauses “(i)” or “(ii),” collectively, “New Shares”), that such Stockholder shall deliver promptly (but no later than the second (2nd) Business Day following such acquisition) to the Company written notice of its purchase, acquisition or ownership of New Shares which notice shall state the number of New Shares so purchased, acquired or owned. Each Stockholder agrees that any New Shares purchased, acquired or owned during the Term by such Stockholder shall be subject to the terms of this Agreement and shall constitute Owned Shares of such Stockholder to the same extent as if those New Shares were owned by such Stockholder on the date of this Agreement.

Section 1.03 Further Assurances. In furtherance of the foregoing, (i) each Stockholder also agrees and consents to the entry of stop transfer instructions with the Company, any record holder of any Owned Shares beneficially held by such Stockholder (or DTC participant holding Owned Shares in “street name” (a “Broker”)) and any duly appointed transfer agent for the registration or transfer of such Stockholder’s Owned Shares against the transfer thereof except in compliance with the restrictions in ARTICLE I and in accordance with the obligations set forth in Section 2.01 and in compliance with the other terms of this Agreement, and (ii) the Company, any such record holder or Broker and any duly appointed transfer agent for the registration or transfer of Owned Shares are hereby authorized to decline to make any transfer thereof if such transfer may constitute a violation or breach of this Agreement. From time to time, at the request of the Company and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the restrictions, provisions and transactions contemplated by this Agreement.

ARTICLE II.

Agreement to Tender

Section 2.01 Obligation to Tender. Each Stockholder shall duly tender, or cause to be tendered, in the Subject Offer, all of the Owned Shares pursuant to and in accordance with the terms of the Subject Offer. Promptly, but in any event no later than five (5) Business Days after the commencement of the Subject Offer, each Stockholder shall (i) deliver or cause to be delivered to the depositary designated in the Subject Offer (the “Depositary”) (A) a letter of transmittal with respect to such Owned Shares complying with the terms of the Subject Offer, (B) a certificate or certificates representing such Owned Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a book-entry transfer of any Owned Shares and (C) all other documents or instruments required to be delivered pursuant to the terms of the Subject Offer, and/or (ii) instruct its Broker to tender such Owned Shares on a timely basis and in accordance herewith pursuant to and in accordance with the terms of the Subject Offer. Each Stockholder agrees that once its Owned Shares are so tendered, such Stockholder will not withdraw, nor permit the withdrawal of, any tender of such Owned Shares, unless and until (i) the Subject Offer shall have been terminated in accordance with the terms of the Merger Agreement, or (ii) this Agreement shall have been terminated in accordance with Section 4.01. In the event that the Merger Agreement entered into in connection with the Subject Offer is terminated in accordance with its terms and another Third Party Agreement is entered into with respect to another Recommended Third Party Offer during the Term, the provisions of this Section 2.01 shall apply to such other Recommended Third Party Offer in the same fashion as they apply to the Subject Offer, unless the Company (acting through the Committee, if applicable) shall have advised the Stockholders in writing that this Section 2.01 shall not apply to such other Recommended Third Party Offer. For the avoidance of doubt, Stockholders are not required to tender into any Recommended Third Party Offer which does not have an offer price of at least $6.15 in cash for each Owned Share, subject to equitable adjustment as a result of any stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, in each case after the date hereof and prior to consummation of the Subject Offer or, if applicable, any other relevant Recommended Third Party Offer to which the Owned Shares are otherwise required to be tendered pursuant hereto.

Section 2.02 Obligation to Enter Into Other Tender Support Agreements. In the event that the Merger Agreement entered into in connection with the Subject Offer is terminated in accordance with its terms, subject to the terms of this Agreement, and during the Term, each Stockholder agrees that if the Company (acting through the Committee, if applicable) advises such Stockholder that it has received an Offer which it determines is a Recommended Third Party Offer and requests that each Stockholder, in lieu of such Stockholder’s obligations to the Company under Section 2.01, enter into a tender support agreement in customary form with the Third Party under such Recommended Third Party Offer pursuant to which each Stockholder will agree with the applicable Third Party that it irrevocably tender (subject to the provisions of Section 2.03 below) into such Recommended Third Party Offer, all of the Owned Shares held beneficially or of record by such Stockholder in accordance with the terms of the Recommended Third Party Offer, then each Stockholder shall enter into such support agreement as promptly as practicable and in no event later than the second (2nd) Business Day following such notice and request.

Section 2.03 Termination of Third Party Agreement or Change in Company Recommendation. Notwithstanding anything to the contrary in Section 2.01, Section 2.02 or any other provision of this Agreement, no Stockholder shall be required to (and any other tender support agreement shall not require such Stockholder to) Transfer any Owned Shares held beneficially or of record by such Stockholder pursuant to a Recommended Third Party Offer (including the Subject Offer) if the Merger Agreement (in the case of the Subject Offer) or the related Third Party Agreement for such other Recommended Third Party Offer, as the case may be, has been terminated in accordance with its terms.

Section 2.04 Voting, Written Consents. Nothing herein shall restrict the right, if any, of each Stockholder to vote the Owned Shares held beneficially or of record by it in favor or against any matter submitted by the Board for a vote by the Company’s stockholders.

Section 2.05 Waiver of Appraisal and Dissenters’ Rights and Actions. Each Stockholder hereby (i) waives and agrees not to exercise any rights of appraisal or rights to dissent from the merger contemplated by a Recommended Third Party Offer (including the Subject Offer) that Stockholder may have and (ii) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, any Third Party or any of their respective officers, directors, general partners, managers, affiliates or successors (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of any person with respect to any Recommended Third Party Offer, including in connection with the negotiation and entry into the Merger Agreement or any other applicable Third Party Agreement.

ARTICLE III.

Representations and Warranties

Section 3.01 Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to the Company as follows as to itself, as of the date of this Agreement and during the Term:

(a) Power; Due Authorization; Binding Agreement. Such Stockholder is a corporation, limited partnership or limited liability company, as applicable, duly formed under the laws of its jurisdiction of incorporation, formation or organization and has full entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Stockholder and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been, if necessary, duly and validly authorized by the appropriate governing body of such Stockholder, and, no other entity proceedings on the part of such Stockholder are necessary to authorize the execution, delivery and performance of this Agreement by such Stockholder and the consummation of the transaction contemplated hereby. Such Stockholder has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms.

(b) Ownership of Shares. The Owned Shares listed on Schedule 1 opposite such Stockholder’s name are owned beneficially and of record by such Stockholder and constitute all of the Owned Shares and any other securities of the Company owned beneficially or of record by such Stockholder. All of the Owned Shares are free and clear of any Liens except as provided hereunder or pursuant to restrictions on transfer under applicable securities laws. Except as set forth in the Stockholder SEC Filing, such Stockholder has sole voting power, sole power of disposition and sole power to issue instructions with respect to the matters set forth in this Agreement, in each case with respect to all of the Owned Shares set forth opposite Stockholder’s name on Schedule 1 with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement (and except that no representation or warranty is made as to any restrictions arising under the Company’s certificate of incorporation or by-laws). No Stockholder is a party to any swap, hedge or other agreement, arrangement or understanding that transfers, in whole or in part, any of the economic consequences or voting rights of ownership of the Owned Shares.

(c) No Conflicts. The execution and delivery of this Agreement by such Stockholder does not, and the performance of the terms of this Agreement by such Stockholder will not, (i) require such Stockholder to obtain the authorization, consent or approval of, or make any filing with or notification to, any Governmental Authority (other than any required filing under the U.S. federal securities laws) that has not already been obtained or made, (ii) require the authorization, consent or approval of, or make any filing with or notification to, any other Person that has not already been obtained or made, (iii) violate any agreement, arrangement or understanding to which such Stockholder is a party, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust, (iv) violate any order, writ, injunction or decree of any Governmental Authority that is applicable to such Stockholder or any of such Stockholder’s properties or assets, in each case, except for any violation, default or conflict which would not adversely effect in any material respect the ability of such Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby. The Owned Shares held beneficially or of record by such Stockholder are not, with respect to the voting or Transfer of such Owned Shares, subject to any other agreement, arrangement or understanding including any voting agreement, stockholders agreement, irrevocable proxy or voting trust.

(d) No Litigation. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder at law or in equity before or by any Governmental Authority that could reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

(e) No Material Non-Public Information. Each Stockholder acknowledges that the Company has not provided any material non-public information regarding the Company that has not been previously disclosed other than, based upon Stockholder’s entering into a confidentiality agreement and agreement not to trade, the terms of the Merger Agreement.

ARTICLE IV.

Term

Section 4.01 Term. The term of this Agreement (the “Term”) shall commence on the date hereof and expire on March 31, 2011. However, if the Subject Offer has commenced by such date, then until such time (but in no event later than June 3, 2011) as the Subject Offer (or any other Recommended Third Party Offer commenced during the Term) remains open and has not been consummated or terminated in accordance with the Merger Agreement or other Third Party Agreement, as the case may be, the provisions of Section 2.01, Section 2.05 and ARTICLE VI, including Section 6.12, shall continue to apply. Notwithstanding anything to the contrary in Section 6.07, any Transfer by any Stockholder after March 31, 2011 shall be subject to the agreement by the transferee to the foregoing continuing obligations in form reasonably satisfactory to the Company. No termination of the Term shall relieve any party from any liability for any breach of this Agreement.

ARTICLE V.

Definitions

Section 5.01 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Business Day” shall mean a day, other than a Saturday, Sunday or another day on which commercial banking institutions in New York are authorized or required by Law to be closed.

“Common Stock” shall mean, collectively, the shares of Class A Common Stock and the shares of the Company’s Class B common stock, par value one cent ($.01) per share.

“Constructive Sale” shall mean a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any transaction that has substantially the same effect as any of the foregoing.

“Governmental Authority” shall mean any national government or the government of any state or other political subdivision, and departments, courts, commissions, board, bureaus, ministries, agencies or other instrumentalities of any of them.

“Law” means any federal, state, provincial, local or foreign law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Authority.

“Lien” shall mean any lien, mortgage, charge, pledge, security interest, encumbrance, any conditional sale or other title retention agreement or the filing of or any agreement, arrangement or understanding to give any financing statement under the Laws of any jurisdiction including with respect to any account with the Broker containing any Owned Shares.

“Merger Agreement” means the Third Party Agreement related to the Subject Offer.

“Person” shall mean any individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Securities Exchange Act of 1934, as amended).

“Recommended Third Party Offer” shall mean the receipt of an Offer from a Third Party to be made as a tender offer that (i) the Board (acting through the Committee, if applicable) determines is in the best interests of the Company’s stockholders, (ii) which the Board (acting through the Committee, if applicable) intends to recommend to the Company’s stockholders, subject to the application of Section 2.03, and (iii) provides that each outstanding share of Common Stock (other than shares of Common Stock held directly or indirectly by such Third Party or its affiliates, members, owners or other related parties and dissenting shares) will be entitled upon consummation of such Recommended Third Party Offer to receive at least $6.15 per share in cash, free and clear of all Liens created by the Company or such applicable Third Party.

“Subsidiary” means any Person (i) of which the Company directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power or (ii) of which the Company possesses directly or indirectly more than fifty percent (50%) of the right to elect directors or Persons holding similar positions.

“Third Party” shall mean the offeror under a Recommended Third Party Offer including the Subject Offer (other than the Company).

“Third Party Agreement” shall mean an agreement (including the Merger Agreement) entered into with the Company providing for a Recommended Third Party Offer, as the same may be amended from time to time in accordance with its terms.

ARTICLE VI.

Miscellaneous

Section 6.01 Entire Agreement; Amendments. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties to this Agreement.

Section 6.02 Notices. All notices, requests and other communications to any party shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by recognized overnight courier (providing proof of delivery) to the parties at the following addresses:

If to the Company, to:

Playboy Enterprises, Inc.

680 North Lake Shore Drive

Chicago, IL 60611

with a copy (which shall not constitute notice) to:

Kaye Scholer LLP

1999 Avenue of the Stars

Suite 1600

Los Angeles, CA 90067

If to any Stockholder, to the address of such Stockholder on the Company’s books and records:

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient if received prior to 5:00 p.m., New York city time, and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 6.03 Governing Law. This agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that state, regardless of the Law that might otherwise govern under applicable principles of conflicts of laws.

Section 6.04 Expenses. All expenses incurred by the Company in connection with or related to the authorization, preparation or execution of this Agreement and the consummation of the transactions contemplated hereby, shall be borne solely and entirely by the Company, and all such expenses incurred by any Stockholder shall be borne solely and entirely by such Stockholder.

Section 6.05 Jurisdiction. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware or, in the event that such court does not have subject matter jurisdiction over such action or proceeding, any federal or state court sitting in the State of Delaware, and the parties to this Agreement irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties. Each of the parties to this Agreement consents to service being made through the notice procedures set forth in Section 6.02 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 6.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

Section 6.06 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF COMPANY OR SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 6.07 No Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties; provided that the Company may assign any or all of its rights, interests and obligations under this Agreement to a Third Party in connection with a Recommended Third Party Offer. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 6.07 shall be null and void.

Section 6.08 Counterparts. This Agreement may be executed in counterparts (including by facsimile) (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Copies of executed counterparts transmitted by telecopy, telefax or electronic transmission shall be considered original executed counterparts for purposes of this Section 6.08 provided that receipt of copies of such counterparts is confirmed.

Section 6.09 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 6.10 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company or any other Person any direct or indirect ownership or beneficial ownership or incidence of ownership or beneficial ownership of or with respect to any Owned Shares until the Owned Shares are accepted by a Third Party in a Recommended Third Party Offer. Until such time, all rights, ownership and economic benefits of and relating to the Owned Shares shall remain vested in and belong to the Stockholders, subject to the Stockholders’ obligations under this Agreement.

Section 6.11 Time of the Essence; Publicity. Time is of the essence in the performance of the obligations under this Agreement. The Company and/or any relevant Third Party may issue a press release announcing the execution of this Agreement, in a form reasonably satisfactory to the Stockholders. Nothing herein shall limit any party from complying with its disclosure obligations under applicable securities laws or stock exchange rules.

Section 6.12 Liquidated Damages. The Stockholders acknowledge that in the event of a material breach of this Agreement by any Stockholder the Company will suffer significant damages. The Stockholders further acknowledge and agree that the amount of such damages is uncertain and incapable of estimation at this time and that any attempt to estimate such damages would be extremely difficult, time-consuming and impracticable. Therefore, the parties agree that, in the event that any Stockholder materially breaches its obligations under this Agreement (other than as a result of the Company’s failure to take actions required by Section 1.03) and as a direct result the transactions contemplated by the Subject Offer) cannot be consummated in accordance with the terms of the Merger Agreement or the consummation of such contemplated transactions is delayed in any material respect, the Stockholders shall be joint and severally obligated to pay the Company as liquidated damages an aggregate of $2.5 million, it being agreed and acknowledged that such amount represents a reasonable estimate of the damages the Company will sustain and does not constitute a forfeiture or penalty. Such liquidated damages shall be payable regardless of whether (a) the Subject Offer is ultimately consummated, (b) another Recommended Third Party Offer occurs or (c) the Company enters into Third Party Agreement in connection with any another Recommended Third Party Offer.

The parties have caused this Agreement to be duly executed as of the day and year first above written.

PLAYBOY ENTERPRISES, INC.

By:	/s/ Sol Rosenthal
Name:	Sol Rosenthal
Title:	Chairman of the Special Committee

PLAINFIELD CAPITAL LIMITED

By:	/s/ Thomas X. Fritsch
Thomas X. Fritsch

PLAINFIELD SPECIAL SITUATIONS MASTER FUND II LIMITED

By:	/s/ Thomas X. Fritsch
Thomas X. Fritsch

PLAINFIELD OC MASTER FUND LIMITED

By:	/s/ Thomas X. Fritsch
Thomas X. Fritsch

SCHEDULE 1

Details of Ownership

	Stockholder	Owned Shares

1.	Plainfield Capital Limited	757,595

2.	Plainfield Special Situations Master Fund II Limited	104,298

3.	Plainfield OC Master Fund Limited	64,807

EXHIBIT A

Agreement and Plan of Merger by and among Icon Acquisition Holdings, L.P., Icon Merger Sub, Inc. and the Company dated as of January 9, 2011